The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130074
Subject to Completion. Dated March 22, 2006.
Prospectus Supplement to the Prospectus dated December 1, 2005 and the Prospectus Supplement dated December 1, 2005 — No.
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

USD
Basket Linked Notes due
(Linked to the iShares® MSCI Emerging Markets Index Fund and the GSCI® Excess Return Index)

    The amount that you will be paid on your note on the stated maturity date will be determined with reference to the performance of an equally-weighted basket consisting of (1) the iShares® MSCI Emerging Markets Index Fund, an exchange traded fund, and (2) the GSCI® (Goldman Sachs Commodity Index) Excess Return Index, a commodities index, during the period from the trade date (               , 2006) to the determination date (the fifth trading day prior to the stated maturity date, subject to extension). The stated maturity date will be set on the trade date, and is expected to be between two years and six months and two years and eleven months after the original issue date.
    On the stated maturity date, we will pay you an amount in cash equal to 98% of the face amount of your note, plus the supplemental payment amount, if any. The supplemental payment amount will be determined as follows:

•	if the basket return is positive, the supplemental payment amount will be (a) the face amount of your note multiplied by (b) the basket return multiplied by (c) the participation rate (to be set on the trade date and expected to be between 65% and 75%), or

•	if the basket return is equal to or less than zero, the supplemental payment amount will be zero.
    The basket return will reflect the performance of the components of the basket — the iShares® MSCI Emerging Markets Index Fund and the GSCI® Excess Return Index — during the term of the note. We will calculate the basket return as follows:

•	First, we will calculate the iShares® Fund return, which is the percentage increase or decrease in the closing price of one share of the iShares Fund® (subject to limited adjustments) from the trade date to the determination date.

•	Then, we will calculate the GSCI® Index return, which is the percentage increase or decrease in the closing level of the GSCI® Index (subject to limited adjustments) from the trade date to the determination date.

•	The basket return will equal (a) 50% of the iShares® Fund return plus (b) 50% of the GSCI® Index return.
    Because the return on the basket can be negative, there may be no supplemental payment amount at maturity. If the basket return is less than or equal to zero, you will receive only 98% of the face amount of your note. In addition, depending on the participation rate, the basket return must equal at least 2.667% (if the participation rate is set at 75%) to 3.077% (if the participation rate is set at 65%) for you to receive at least 100% of the face amount of your note at maturity.
    The supplemental payment amount is calculated solely by reference to the basket return, as measured on the determination date. The notes bear no interest and no other payments will be made prior to the stated maturity date.
    The return on your note with respect to these basket components will reflect only the percentage increase, if any, in the levels of the basket components over the term of the notes and will not reflect any change in the value of the U.S. dollar versus any local currency.
    Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Note” on page S-21.
    Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read “Additional Risk Factors Specific To Your Note” on page S-10 so that you may better understand those risks.
Original issue date (settlement date):                    , 2006
Original issue price: 100% of the face amount
Net proceeds to The Goldman Sachs Group, Inc.:    % of the face amount
Underwriting discount:    % of the face amount

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
       “iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). The notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Fund Advisors (“BGFA”), or the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owner of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the iShares® Funds.
       GSCI® Excess Return Index is a service mark of Goldman, Sachs & Co. and has been licensed for use by The Goldman Sachs Group, Inc. Goldman, Sachs & Co. makes no representation regarding the advisability of investing in the notes.
Goldman, Sachs & Co.

Prospectus Supplement dated                , 2006.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Note” on page S-21. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 1, 2005, as supplemented by the accompanying prospectus supplement, dated December 1, 2005, of The Goldman Sachs Group, Inc.
Key Terms

Issuer: The Goldman Sachs Group, Inc.

Face amount: each note will have a face amount equal to USD 1,000; in the aggregate for all the offered notes

Basket Components: each of the iShares® MSCI Emerging Markets Index Fund (the “iShares® Fund”) (Bloomberg: “EEM”) and the GSCI® Excess Return Index (the “GSCI® Index”) (Bloomberg: “GSCIER”)

Payment amount: on the stated maturity date, we will pay you an amount in cash equal to the sum of (1) 98% of the outstanding face amount of your note plus (2) the supplemental payment amount, if any. The notes will bear no interest and no other payments will be made prior to the stated maturity date

Supplemental payment amount: the supplemental payment amount on each note will equal the greater of (1) zero and (2) the product of (a) the outstanding face amount of the note on the stated maturity date, multiplied by (b) the basket return, multiplied by (c) the participation rate.

If the basket return is negative or zero, then the supplemental payment amount will be zero, and you will only receive 98% of the outstanding face amount of your note

Basket return: the basket return will be the sum of (1) the product of 50% and the iShares® Fund return and (2) the product of 50% and the GSCI® Index Return

iShares® Fund return: the iShares® Fund return will be the result of (1) the final iShares® Fund level minus the initial iShares® Fund level divided by (2) the initial iShares® Fund level, expressed as a percentage

GSCI® Index return: the GSCI® Index return will be the result of (1) the final GSCI® Index level minus the initial GSCI® Index level divided by (2) the initial GSCI® Index level, expressed as percentage

Participation rate: the participation rate will be set on the trade date and is expected to be between 65% and 75%

Initial iShares® Fund level: the initial iShares® Fund level will be the closing price of one share of the iShares® Fund on the trade date

Initial GSCI® Index level: the initial GSCI® Index level will be the closing level of the GSCI® Index on the trade date

Final iShares® Fund level: the final iShares® Fund level will be the closing price of one share of the iShares® Fund on the determination date, subject to limited adjustments as described under “Specific Terms of Your Note — De-Listing, Discontinuance or Modification of the Basket Components” on page S-23

Final GSCI® Index level: the final GSCI® Index level will be the closing level of the GSCI® Index on the determination date, subject to limited adjustments as described under “Specific Terms of Your Note — De-Listing, Discontinuance or Modification of the Basket Components” on page S-23

	Initial Basket	Weighting
Basket component	Component Level	in Basket

iShares® Fund		50%
GSCI® Index		50%

Trade date:                     , 2006
Stated maturity date: the stated maturity date will be set on the trade date and is expected to be between two years and six months and two years and eleven months after the original issue date. The stated maturity date is subject to extension by up to six business days
Determination date: the fifth trading day prior to the date selected as the stated maturity date, unless extended for up to five business days
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system
Calculation agent: Goldman, Sachs & Co.
Business Day: as described on page S-25
Trading Day: as described on page S-25

Q&A
How Do The Notes Work?
       The notes offered by this prospectus supplement will have a stated maturity date expected to be between two years and six months and two years and eleven months after the original issue date. The stated maturity date will be determined on the trade date. The return on the notes is linked to the performance of a weighted basket of one exchange traded fund and one commodities index. The weightings of the two basket components will be 50% for the iShares® Fund and 50% for the GSCI® Index. The notes will bear no interest and no other payments will be made prior to the stated maturity date. Depending on the performance of the basket, you may receive only 98% of the outstanding face amount of your note.
       As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Note” on page S-21.
Which Key Terms Have Not Been Set?
       We have not set some key terms, and we will not set those terms until the trade date. These include:

•	the stated maturity date;

•	the participation rate;

•	the initial iShares® Fund level; and

•	the initial GSCI® Index level.
       We will set these terms on the trade date, and each of them could significantly affect the amount you will receive at the stated maturity date.
Who Should Or Should Not Consider An Investment In The Notes?
       We have designed the notes for investors who want to protect their investment by receiving at the stated maturity at least 98% of the face amount of their note, while also having an opportunity to participate in the potential appreciation of a basket of one exchange traded fund and one commodities index. However, if the amount payable on your note on the stated maturity date is 98% of the outstanding face amount of your note, or even if the amount payable exceeds 98% of the outstanding face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Note — Your Note Does Not Bear Interest” on page S-10.
What Will I Receive On The Stated Maturity Date Of The Notes?
       For each offered note outstanding on the stated maturity date, we will pay an amount in cash equal to the sum of (1) 98% of the outstanding face amount of the note plus (2) the supplemental payment amount, if any. The supplemental payment amount, if any, will be the greater of (1) zero and (2) the product of (a) the face amount of the note on the stated maturity date, multiplied by (b) the basket return, multiplied by (c) the participation rate.
       The basket return will be the sum of (1) the product of 50% and the iShares® Fund return and (2) the product of 50% and the GSCI® Index Return. The iShares® Fund return will be the result of (1) the final iShares® Fund level minus the initial iShares® Fund level divided by (2) the initial iShares® Fund level, expressed as percentage. The GSCI® Index return will be the result of (1) the final GSCI® Index level minus the initial GSCI® Index level divided by (2) the initial GSCI® Index level, expressed as percentage. The participation rate will be set on the trade date and is expected to be between 65% and 75%.

       The initial iShares® Fund level will be the closing price of one share of the iShares® Fund on the trade date. The initial GSCI® Index level is the closing level of the GSCI® Index on the trade date. The final iShares® Fund level will be the closing price of one share of the iShares® Fund on the determination date. The final GSCI® Index level will be the closing level of the GSCI® Index on the determination date. The final levels are subject to limited adjustments as described under “Specific Terms of Your Note — De-Listing, Discontinuance or Modification of the Basket Components” on page S-23.
       Because the return on the basket can be negative, there may be no supplemental payment amount at maturity. If the basket return is less than or equal to zero, you will receive only 98% of the face amount of your note. In addition, depending on the participation rate, the basket return must equal at least 2.667% (if the participation rate is set at 75%) to 3.077% (if the participation rate is set at 65%) for you to receive at least 100% of the face amount of your note at maturity.
What Will I Receive If I Sell The Note Prior To The Stated Maturity Date?
       If you sell your note prior to the stated maturity date, you will receive the market value for your note. The market value for your note may be influenced by many factors, such as interest rates and the volatility of the basket components. Depending on the impact of these factors, you may receive significantly less than the outstanding face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your note on the date of this prospectus supplement (as defined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the value of your note in the secondary market, see “Additional Risk Factors Specific to Your Note — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” on page S-10 and “Additional Risk Factors Specific to Your Note — The Market Value of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” on page S-12.
Hypothetical Examples
       If the basket return is greater than zero, the payment amount on each offered note at the stated maturity might exceed the outstanding face amount of each note. If the basket return is less than or equal to zero, the holder of each offered note will receive only 98% of the outstanding face amount of each note. In no event will you lose more than 2% of your initial investment in a note if you buy the note upon issuance and hold it until the stated maturity date.
       We have assumed for the following examples that no market disruption event occurs. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Note” beginning on page S-10.
       References in this prospectus supplement to the “closing level” of the iShares® Fund are to the closing price of one of its shares on the applicable business day. The following examples are based on levels of the two basket components that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your note; no one can predict what the levels of the basket components will be on the determination date. The actual levels of the basket components have been highly volatile — meaning that the levels for each basket component have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted.

Further, the negative performance of one basket component may offset any positive performance of the other basket component. See “Additional Risk Factors Specific to Your Note — The Lower Performance Of One Basket Component May Offset An Increase In The Other Basket Component” on page S-11. The basket return will depend on the closing level of each of the basket components on the determination date. For more details about hypothetical returns on your note, please see the following examples and “Hypothetical Returns on Your Note” on page S-28.
       Moreover, we have not yet set the initial iShares® Fund level and the initial GSCI® Index level, which will serve as the baseline for determining the iShares® Fund return, the GSCI® Index return, the basket return and the payment amount that we will pay on your note at maturity. We will not do so until the trade date. As a result, the actual initial levels of the basket components may differ from current levels of the basket components.
       For these reasons, the actual performance of the basket components over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the basket components shown elsewhere in this prospectus supplement. For information about the levels of the basket components during recent periods, see “The Basket Components — Historical Closing Levels Of The Basket Components” on page S-34. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket components between the date of this prospectus supplement and the date of your purchase of the offered notes.
       The examples below also assume that there is no change in or affecting the composition of the stocks or commodities underlying the basket components or the method by which the GSCI® Index sponsor calculate the levels of the GSCI® Index level, that there is no change in the relative weighting of any stock or commodity underlying the relevant basket component, and that no market disruption event occurs with respect to either basket component. The hypothetical payment amounts are based on an assumed participation rate of 70% (the participation rate is expected to be between 65% and 75%, and so the participation rate may be lower than that reflected in the hypothetical payment amounts described below.)
       In the table below, the percentages in the left column of the table represent hypothetical basket returns. The percentages in the right column represent the hypothetical payment amounts based on the corresponding hypothetical basket returns, and are expressed as percentages of the face amount of a note.

Hypothetical
Payment Amount
Hypothetical	as Percentage of
Basket Return	Face Amount

100.00%	168.00%
50.00%	133.00%
25.00%	115.50%
10.00%	105.00%
2.86%	100.00%
0.00%	98.00%
-25.00%	98.00%
-50.00%	98.00%
-75.00%	98.00%
-100.00%	98.00%
       In the tables below, the levels in the first column represent hypothetical closing levels for the two basket components on the determination date, and are expressed as percentages of the initial basket component levels. The amounts in the third and fourth columns represent the hypothetical supplemental payment amounts and hypothetical payment amounts based on the corresponding hypothetical basket returns, and are expressed as percentages of the outstanding face amount of a note. The hypothetical basket returns in the second column are based on the closing level of each of the basket components on the determination date, and are expressed as percentages of the initial basket component levels. The hypothetical supplemental payment amounts, expressed as percentages of the outstanding face amount of a note, will be positive if the basket return is greater than zero, and will be zero if the basket return is less than or equal to zero.

Example 1:

The closing levels of the two basket components on the determination date are greater than their initial levels. The supplemental payment amount is less than 2% of the outstanding face amount.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	101%
GSCI® Index	103%	2%	1.4%	99.4%
Example 2:

The closing level of the iShares® Fund on the determination date is greater than its initial level. The closing level of the GSCI® Index on the determination date is lower than its initial level. The supplemental payout amount is zero.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	101%
GSCI® Index	91%	-4%	0%	98%
Example 3:

The closing level of the iShares® Fund on the determination date is greater than its initial level. The closing levels of the GSCI® Index on the determination date is lower than its initial level. The supplemental payout amount is greater than 2% of the outstanding face amount.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	111%
GSCI® Index	99%	5%	3.5%	101.5%

Example 4:

The closing levels of the two basket components on the determination date are greater than their initial levels. The supplemental payment amount is greater than 2% of the outstanding face amount.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	120%
GSCI® Index	110%	15%	10.5%	108.5%
Example 5:

The closing levels of the two basket components on the determination date are lower than their initial levels. The supplemental payment amount is zero.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	75%
GSCI® Index	25%	-50%	0%	98%
What Is The Exchange Traded Fund?

The basket will include an exchange traded fund, the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Indexsm. Shares of this exchange traded fund are quoted on the American Stock Exchange LLC. Please see “The Basket Components — The iShares® MSCI Emerging Markets Index Fund” on page S-33 for a description of the iShares® Fund.
Who Publishes The GSCI® Index And What Does The GSCI® Index Measure?

The basket will include a commodities index, the GSCI® Excess Return Index. The GSCI® Index is a composite index of commodity sector returns, representing an unleveraged, long-only investment in commodity futures that is broadly diversified across the spectrum of commodities. The returns are calculated on a fully-collateralized basis with full reinvestment.

Please see “The Basket Components — The GSCI® Excess Return Index” on page S-34 for a description of the GSCI® Index.

What About Taxes?

If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based upon an estimated yield for the notes, even though you will not receive any payments from us until maturity. This estimated yield is determined solely to calculate the amount you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the notes will be taxed as ordinary interest income. If you purchase the notes at a time other than the original issue date, the tax consequences to you may be different.

For further information you should refer to “Supplemental Discussion of Federal Income Tax Consequences” on page S-46.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 1, 2005. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the underlying stocks or commodities, i.e., the stocks or commodities underlying the basket components to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price
       The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.
       If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” below.
       Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
       There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Note May Not Have An Active Trading Market” below.
You May Lose Some Of Your Principal
       Our cash payment on your note on the stated maturity date will be based on the basket return, which is affected by the closing level of each basket component on the determination date. Depending on the participation rate, the basket return must equal at least 2.667% to 3.077% for you to receive 100% of the face amount of your note on the stated maturity date. If the basket return is less than or equal to zero, you will receive only 98% of the outstanding face amount of your note on the stated maturity date. However, in all cases, the payment on the stated maturity date will not be less than 98% of the outstanding face amount of your note. Also, the market value of your note prior to the stated maturity date may be significantly lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.
Your Note Does Not Bear Interest
       You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under “Supplemental Discussion Of Federal Income Tax Consequences” below, you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.
The Lower Performance Of One Basket Component May Offset An Increase In The Other Basket Component
       The basket is comprised of one exchange traded fund and one commodities index which are equally weighted. Declines in the level of one basket component may offset increases in the levels of the other basket component. As a result, the basket return may be reduced, which will have the effect of reducing the amount payable in respect of your note at maturity.
The Correlation Between The Performance Of The iShares® Fund And The Performance Of The MSCI Emerging Markets Indexsm May Be Imperfect
       The iShares® Fund uses a representative sampling strategy to track the performance of the MSCI Emerging Markets Indexsm, which may give rise to tracking error, i.e. the discrepancy between the performance of the MSCI Emerging Markets Indexsm and the performance of the iShares® Fund. In addition, because the shares of the iShares® Fund are traded on the American Stock Exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Fund may differ from the net asset value per share of the iShares® Fund. Because of the potential discrepancies identified above, the iShares® Fund return may correlate imperfectly with the return on the MSCI Emerging Markets Indexsm over the same period. For more information, see “The Basket Components — The iShares® MSCI Emerging Markets Index Fund” below.
An Investment In The Offered Notes Is Subject To Risks Associated With Foreign Securities Markets
       The MSCI Emerging Markets Indexsm, which underlies the iShares®Fund, consists of twenty-six emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the MSCI Emerging Markets Indexsm may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
       Securities prices in the foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
       Because foreign exchanges may be open on days when the iShares® Fund is not traded, the value of the securities underlying

iShares® Fund may change on days when shareholders will not be able to purchase or sell the iShares® Fund’s shares.
       The countries whose indices are represented by the MSCI Emerging Markets Indexsm include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and Venezuela. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The Market Value Of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways
       When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. For more information about the value of your note in the secondary market, see “— Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” above.
       Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in U.S. interest rates, which could have a negative effect on the market value of your note, may offset any positive effect that an increase in the level of the iShares® Fund attributable to favorable political or economic developments in some or all of the twenty-six countries whose indices comprise the MSCI Emerging Markets Indexsm underlying the iShares® Fund could have. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.
The Levels Of The Basket Components Will Affect The Market Value Of Your Note
       We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the levels of the basket components at that time have risen above or have fallen below the initial levels of the basket components. If you sell your note prior to maturity, you may receive substantially less than the amount that would be payable on the stated maturity date based on a basket return equal to that current level because of an expectation that the levels of the basket components will continue to fluctuate until the basket return is determined. For example, fluctuating foreign dividend rates may affect the level of the iShares® Fund and, indirectly, the market value of your note. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stocks or commodities underlying the basket components may also affect the levels of the basket components and, indirectly, the market value of your note.
       As indicated under “The Basket Components — Historical Closing Levels Of The Basket Components” below, the levels of the basket components have been highly volatile at times in the past and may, in the future, experience significant fluctuations. It is impossible to predict whether the levels of the basket components will rise or fall. In addition, we cannot predict whether future changes in the market values of the stocks or commodities underlying the basket components will correlate with past changes.
Changes In Interest Rates Are Likely To Affect The Market Value Of Your Note
       Because we will pay, at a minimum, 98% of the outstanding face amount of your note, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security to different degrees. In most scenarios, if U.S. interest rates increase, we expect that the market value of your note will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your note will increase.
Changes In The Volatility Of The Levels Of The Basket Components Are Likely To Affect The Market Value Of Your Note
       The volatility of the basket components refers to the magnitude and frequency of the changes in the levels of the basket components. In most scenarios, if the volatility of the level of one or both of the basket components increases, we expect that the market value of your note will increase and, conversely, if the volatility of the level of one or both of the basket components decreases, we expect that the market value of your note will decrease.
The Time Remaining To Maturity Is Likely To Affect The Market Value Of Your Note
       Before the stated maturity date, the market value of your note may be higher than one would expect if that value were based solely on the levels of the basket components and the level of interest rates. This difference would reflect a “time value” due to expectations concerning the level of the basket and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time value will decrease, lowering the market value of your note.
Changes In Our Credit Ratings May Affect The Market Value Of Your Note
       Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the levels of the basket components and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.
If The Levels Of The Basket Components Change, The Market Value Of Your Note May Not Change In The Same Manner
       Your note may trade quite differently from the performance of the two basket components. Changes in the levels of those basket components may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under “— The Market Value of Your Note May Be Influenced By Many Factors That Are Unpredictable And Interrelated In Complex Ways” above.
We Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of either of the basket components is not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the basket return based on its assessment, made in its sole discretion, of the closing levels of the basket components at that time as described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” below.
Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Basket Components Or The Underlying Stocks or Commodities May Impair The Market Value Of Your Note
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing shares of the iShares® Fund and futures and/or other instruments linked to the basket components. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or both of the basket components or the stocks or commodities underlying those basket components, which we refer to as the underlying stocks or commodities, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of one or both of the basket components or one or more of the underlying stocks or commodities. Any of these hedging activities may adversely affect the levels of one or both of the basket components — directly or indirectly by affecting the price of the underlying stocks or commodities — and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.
       Goldman, Sachs & Co. and our other affiliates may also engage in trading in shares of the iShares® Fund, one or more of the underlying stocks or commodities or instruments whose returns are linked to either of the basket components or the underlying stocks or commodities for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the levels of one or both of the basket components — directly or indirectly by affecting the price of the underlying stocks or commodities — and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or both of the basket components or one or more of the underlying stocks or commodities. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.
You Have No Shareholder Rights Or Rights To Receive Any Shares
       Investing in your note will not make you a holder of any of the stocks underlying the MSCI Emerging Markets Indexsm or a holder of shares of the iShares® Fund. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such underlying stocks or shares of the iShares® Fund. Your note will be paid in cash, and you will have no right to receive delivery of any stocks or shares of the iShares® Fund.
You Have No Rights With Respect To Commodities Or Commodities Contracts Or Rights To Receive Any Commodities
       Investing in your note will not make you a holder of any of the commodities underlying the GSCI® Index or any contracts with respect thereto. Neither you nor any other holder or owner of your note will have any rights with respect to any underlying commodities. Your note will be paid in cash, and you will have no right to receive delivery of any underlying commodities.
Suspensions Or Disruptions Of Market Trading In Commodities And Related Futures
May Adversely Affect The Value Of Your Note
       The commodity markets are subject to temporary distortions and other disruptions due to various factors, including the lack of liquidity in these markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the GSCI® Index and, therefore, the value of your note.
       In making its calculations of the GSCI® Index, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of Goldman, Sachs & Co., as index sponsor, is manifestly incorrect, Goldman, Sachs & Co. may determine the settlement price in its reasonable judgment. In addition, if any day on which Goldman, Sachs & Co., as index sponsor, calculates the GSCI® Index is a day on which a relevant trading facility for a contract on a commodity that underlies the GSCI® Index is not open, then Goldman, Sachs & Co. will use the settlement price for such contract as of the last day on which such trading facility was open. In the circumstances described above, the value of the GSCI® Index and the value of your note may be adversely affected.
       For purposes of determining the supplemental payment amount, if any, Goldman, Sachs & Co., as calculation agent, may also in certain circumstances when a market disruption event occurs determine the value of the GSCI® Index on the determination date using the actual daily contract reference prices on that date for the contracts underlying the GSCI® Index. However, if one or more of such contracts are affected by a market disruption event on the determination date, then the relevant daily contract reference prices to be used by the calculation agent for purposes of determining the level of the GSCI® Index on the determination date will be the prices on the first day on which the relevant contracts are no longer affected by a market disruption event. If one or more contracts continue to be affected by a market disruption event on each day from the determination date until the fifth business day after the determination date or until the business day immediately preceding the stated maturity date, then the calculation agent will determine the relevant daily contract reference prices as of the determination date for those contracts in its sole discretion. This methodology differs from that used to calculate the level of the GSCI® Index, which, as described above, uses the daily contract reference prices on each day on which a price is available, regardless of whether a market disruption event exists. As a result, if a market disruption event occurs on the determination date, the closing level that the calculation agent will use in determining the final GSCI® Index level and therefore, ultimately, the payment amount on your note may not reflect the actual value of the GSCI® Index as published by the index sponsor.
Our Business Activities May Create Conflicts Of Interest Between You And Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket components and in the underlying stocks or commodities that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the levels of the basket components, could be adverse to your interests as a beneficial owner of your note.
       Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the sponsor of the iShares® Fund or the issuers of the stocks underlying the MSCI Emerging Markets Indexsm, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the sponsor of the iShares® Fund or the issuers of the stocks underlying the MSCI Emerging Markets Indexsm and with respect to either of the basket components. Any of these activities by any of our affiliates may affect the levels of one or both of the basket components and, therefore, the market value of your note and the amount we will pay on your note at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have The Authority To Make Determinations That Could Affect The Market Value Of Your Note, When Your Note Matures And The Amount You Receive At Maturity
       As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the basket return on the determination date, which we will use to determine how much cash we must pay on the stated maturity date and determining whether to postpone the determination date and/or the stated maturity date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a de-listing, discontinuation or modification of the basket components. See “Specific Terms of Your Note” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
The Policies Of The iShares® Fund Investment Adviser And Changes That Affect The MSCI Emerging Markets Indexsm Could Affect The Amount Payable On Your Note And Its Market Value
       The policies of the iShares® Fund investment adviser concerning the calculation of the iShares® Fund’s net asset value, additions, deletions or substitutions of securities in the iShares® Fund and the manner in which changes affecting the MSCI Emerging Markets Indexsm are reflected in the iShares® Fund could affect the market price of shares of the iShares® Fund and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the iShares® Fund investment adviser changes these policies, for example, by changing the manner in which it calculates the iShares® Fund’s net asset value, or if the iShares® Fund investment adviser discontinues or suspends calculation or publication of the iShares® Fund’s net asset value, in which case it may become difficult to determine the market value of your note. If events such as these occur or if the closing price of shares of the iShares® Fund is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the basket component levels on the determination date and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the basket component levels on the determination date and the amount payable on your note more fully under “Specific Terms of Your Note — De-Listing Discontinuance or Modification of the Basket Components” and “— Role of Calculation Agent” below.
Except To The Extent Goldman, Sachs & Co. And One Or More Of Our Other Affiliates Act As Authorized Participants In The Distribution Of, And, At Any Time, May Hold, Shares Of The iShares® Fund, There Is No Affiliation Between The iShares® Fund And Us, And We Are Not Responsible For Any Disclosure By The iShares® Fund
       Goldman, Sachs & Co. and one or more of our other affiliates act, from time to time, as Authorized Participants in the distribution of shares of the iShares® Fund, and, at any time, may hold shares of the iShares® Fund. Goldman Sachs is not otherwise affiliated with the iShares® Fund or the issuers of the stocks underlying the MSCI Emerging Markets Indexsm. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with many of the underlying stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the basket components or any of the underlying stock issuers. You, as an investor in your note, should make your own investigation into the basket components and the underlying stock issuers. See “The Basket Components” below for additional information about the basket components.
       Neither the iShares® Fund nor any of the underlying stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the iShares® Fund nor any of the underlying stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your note.
As Sponsor Of The GSCI® Index, Goldman, Sachs & Co., Our Affiliate, Will Have The Authority To Make Determinations That Could Materially Affect Your Note In Various Ways And Create Conflicts Of Interest
       As further described under “The Basket Components”, the GSCI® Index was developed, and is owned, by Goldman, Sachs & Co., our affiliate. Goldman, Sachs & Co. is responsible for the composition, calculation and maintenance of the GSCI® Index and the Goldman Sachs Commodity Indextm (GSCI) and has determinative influence over the composition, calculation and maintenance of the GSCI® Index and the GSCI. The relationship between the GSCI® Index and the GSCI is discussed under “The Basket Components”. The judgments that Goldman, Sachs & Co., as the sponsor of the GSCI® Index, makes in connection with the composition, calculation and maintenance of the GSCI® Index and the GSCI, could affect both the market value of your note and the supplemental payment amount on your note. See “The Basket Components” for additional details on the role of Goldman, Sachs & Co. as index sponsor.
       The role played by Goldman, Sachs & Co., as index sponsor, and the exercise by it of the kinds of discretion described above could present it with a conflict of interest of the kind described above under “— Our Business Activities May Create Conflicts of Interest Between You and Us”. Goldman, Sachs & Co., in its capacity as GSCI® Index sponsor, has no obligation to take your interests into consideration for any reason. Goldman, Sachs & Co. may decide to discontinue calculating and publishing the GSCI® Index, which would mean that Goldman, Sachs & Co., our affiliate, as calculation agent, would have the discretion to make determinations with respect to the level of the GSCI® Index for purposes of calculating the supplemental payment amount, if any.

The Policies Of Goldman, Sachs & Co. As The GSCI® Index Sponsor And Changes That Affect The GSCI® Index Or The Underlying Commodities Could Affect The Amount Payable On Your Note And Its Market Value
       The policies of Goldman, Sachs & Co. as the GSCI® Index sponsor concerning the calculation of the index level, additions, deletions or substitutions of underlying commodities and the manner in which changes affecting the underlying commodities are reflected in the index level could affect the level of the GSCI® Index and, therefore, the amount payable on your note on the stated maturity date and the market value of your note prior to that date. The amount payable on your note and its market value could also be affected if the GSCI® Index sponsor changes the policies of the GSCI® Index, for example by changing the manner in which it calculates the index levels, or if it discontinues or suspends calculation or publication of the GSCI® Index or of reference prices for the GSCI® Index , in which case it may become difficult to determine the market value of your note. If events such as these occur, or if one or all of the GSCI® Index levels is not available because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the level for the GSCI® Index for the determination date in a manner it considers appropriate, in its sole discretion on the determination date, and such determination may affect the supplemental payment amount on your note. The discretion that the calculation agent will have in determining the level of the GSCI® Index and the amount payable on your note is described more fully under “Specific Terms of Your Note — De-Listing, Discontinuance or Modification of the Basket Components and “— Role of Calculation Agent”.
Commodity Prices May Change Unpredictably, Affecting the Value of Your Note in Unforeseeable Ways
       Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the GSCI® Index and the value of your note in varying ways, and different factors may cause the value of different underlying commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.
Higher Future Prices Of Commodities Included In The GSCI® Index Relative To Their Changes In The Composition And Valuation Of The Index May Adversely Affect Your Note
       Goldman, Sachs & Co., as the GSCI® Index sponsor, may make changes over time to the methodologies of compilation of the GSCI® Index. Additional commodities will satisfy the eligibility criteria and commodities currently included in the index will fail to satisfy such criteria. The weighting factors applied to each included commodity change annually, based on changes in commodity production statistics. In addition, Goldman, Sachs & Co., as the index sponsor, may modify the methodology for determining the composition and weighting of the GSCI® Index for calculating its value in order to assure that the index represents an adequate measure of market performance or for other reasons. A number of modifications to the methodology for determining the contracts to be included in the GSCI® Index, and for valuing the GSCI® Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your note.
The Notes Are Partly Linked To The GSCI® Index And Not The GSCI-TR
       The return on the notes is partly linked to the performance of the GSCI® Index, which, as discussed under “The Basket Components”, reflects the returns that are potentially available through an unleveraged investment in the contracts comprising the GSCI. The Goldman Sachs Commodities Total

Return Indextm (GSCI-TR) is a “total return” index which, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. Because the notes are partly linked to the performance of the GSCI® Index, the return on the notes will not include the total return feature or the interest component of the GSCI-TR.
Contract Pricing In The Commodities Markets Will Affect The Value Of The Supplemental Payment Amount, If Any
       As the contracts that underlie the GSCI® Index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the October contract is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling”. If the market for these contracts (putting aside other considerations) is in “backwardation,” which describes a situation where the prices are lower in the distant delivery months than in the nearest delivery months, the sale of the October contract will take place at a price that is higher than the price at which that contract was originally purchased in August, thereby creating the “roll yield”. While many of the contracts included in the GSCI® Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the index, such as gold, have historically been “contango” markets. Contango markets are markets in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the GSCI® Index and accordingly, because of the formula used, decrease the supplemental payment amount on your note.
The GSCI® Index May In The Future Include Contracts That Are Not Traded On Regulated Futures Exchanges
       The GSCI® Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated futures contracts. As described below, however, the GSCI® Index may in the future include over the counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the GSCI® Index, may be subject to certain risks not presented by most exchange traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.
Your Note May Not Have An Active Trading Market
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

Certain Considerations For Insurance Companies And Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTE
Please note that in this section entitled “Specific Terms of Your Note”, references to “holders” mean those who own notes registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your note:
No interest: we will pay no interest on your note
Specified currency:

•	U.S. dollars (“USD”)
Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of USD 1,000 or integral multiples thereof
Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below;

•	a business day for your note may not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below; and

•	a trading day for your note will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below.
       Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
       We describe the terms of your note in more detail below.
Basket Components, Index Sponsor and Underlying Stocks and Commodities
       In this prospectus supplement, when we refer to the basket components, we mean the basket components specified on page S-2, or any successor to either of the basket components, as it may be modified, replaced or adjusted from time to time as described under “— De-Listing, Discontinuance or Modification of the Basket Components” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor entity, that determines and publishes the GSCI® Index as then in effect. When we refer to the underlying stocks as of any time, we mean the stocks that comprise the indices of the twenty-six emerging market countries which underlie the MSCI Emerging Markets Indexsm, which underlies the iShares® Fund, as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the underlying commodities as of any time, we mean the commodities that comprise the GSCI® Index as then in effect, after giving effect to any additions, deletions or substitutions.
Payment of Principal on Stated Maturity Date
       On the stated maturity date, we will pay as principal to the holder of the note cash in an amount equal to the sum of (1) 98% of the outstanding face amount of the note plus (2) the supplemental payment amount, if any. The supplemental payment amount, if any, will be the greater of (1) zero and (2) the product of (a) the outstanding face amount of the note on the stated maturity date, multiplied by (b) the basket return, multiplied by (c) the participation rate. The participation rate will be set on the trade date and is expected to be between 65% and 75%.

	Initial Basket	Weighting
Basket Component	Component Level	in Basket

iShares® Fund		50%
GSCI® Index		50%
Basket return
       The basket return will be the sum of (1) the product of 50% and the iShares® Fund return and (2) the product of 50% and the GSCI® Index Return. The iShares® Fund return will be the result of (1) the final iShares® Fund level minus the initial iShares® Fund level divided by (2) the initial iShares® Fund level, expressed as percentage. The GSCI® Index return will be the result of (1) the final GSCI® Index level minus the initial GSCI® Index level divided by (2) the initial GSCI® Index level, expressed as percentage. The basket return will be determined by the calculation agent on the determination date.
Final iShares® Fund level
       The final iShares® Fund level will be the closing price of one share of the iShares® Fund on the determination date, except in limited circumstances described under “— Consequences of a Market Disruption Event” on page S-23 and “Market Disruption Event” on page S-27 and subject to adjustment as provided under “— De-Listing, Discontinuance or Modification of the Basket Components” on page S-23.
Final GSCI® Index level
       The final GSCI® Index level will be the closing level of the GSCI® Index on the determination date, except in limited circumstances described under “— Consequences of a Market Disruption Event” on page S-23 and “Market Disruption Event” on page S-27 and subject to adjustment as provided under “— De-Listing, Discontinuance or Modification of the Basket Components” on page S-23.
Initial iShares® Fund level
       The initial iShares® Fund level price will be the closing price of one share of the iShares® Fund on the trade date.
Initial GSCI® Index level
       The initial GSCI® Index level will be the closing level of the GSCI® Index on the trade date.
Stated Maturity Date
       The stated maturity date will be set on the trade date and is expected to be between two years and six months and two years and eleven months after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after                     or, if                     is not a business day, later than the sixth business day after. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events and currency disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the fifth trading day before                     unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that no market disruption event occurs or is continuing. In no event, however, will the determination date be later than                    or, if                     is not a business day, later than the first business day after                     .
Consequences of a Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.
       If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the levels of either of the basket components are not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the basket return based on its assessment, made in its sole discretion, of the closing levels of the basket components on that day.
De-Listing, Discontinuance or Modification of the Basket Components
De-listing or Modification of the iShares® Fund
       If the iShares® Fund is de-listed from the American Stock Exchange, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued iShares® Fund. We refer to any substitute exchange traded fund approved by the calculation agent as a successor fund. If the iShares® Fund is de-listed from the American Stock Exchange and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of the iShares® Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® Fund. If a successor fund is selected or the calculation agent calculates a level as a substitute for the iShares® Fund, that successor fund or level will be substituted for the iShares® Fund for all purposes of the note.
       If at any time the index underlying the iShares® Fund is changed in a material respect, or if the iShares® Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the iShares® Fund shares had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the iShares® Fund or the successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices with reference to the iShares® Fund or the successor fund, as adjusted. Accordingly, if the iShares® Fund or a successor fund is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the iShares® Fund shares or shares of the successor fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.
Discontinuance or Modification of the GSCI® Index
       If the index sponsor discontinues publication of the GSCI® Index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the GSCI® Index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
       If the calculation agent determines that the publication of the GSCI® Index is discontinued and there is no successor index, or that the level of any index is not available on the last possible determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the GSCI® Index.
       If the calculation agent determines that the GSCI® Index, the underlying commodities comprising the GSCI® Index or the method of calculating the GSCI® Index is changed at any time in any respect — including any split or reverse split of the index and any addition, deletion or substitution and any reweighting or rebalancing of the underlying commodities and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the underlying commodities or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the GSCI® Index or the method of its calculation as it believes are appropriate to ensure that the closing level used to determine the amount payable on the stated maturity date is equitable.
       All determinations and adjustments to be made by the calculation agent with respect to the GSCI® Index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
       If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
       For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment
       Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
       As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
       The calculation agent in its sole discretion will make all determinations regarding the basket return, market disruption events, adjustments to the final iShares® Fund level or the final GSCI® Index level, trading days, business days, extension of the determination date or stated maturity date, the default amount, the supplemental payment amount and the payment amount on your note to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your note, we mean a day that is a business day as defined in the accompanying prospectus.
Trading Day
       When we refer to a trading day with respect to your note, we mean a day on which the American Stock Exchange LLC is open for trading, the respective principal securities and commodities markets for all the underlying stocks and commodities are open for trading, the index sponsor is open for business and the GSCI® index is calculated and published by the index sponsor.
Closing Price
       The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

•	if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.
       If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.
Market Price
       The market price for any security on any day will equal the intra-day sale price at any time or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

•	if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.
       If that security is not listed or traded as described above, then the market price for that security on any day will be determined by the calculation agent in its sole discretion.
Default Amount
       The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
       Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due day as described above.
       If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.
       Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event
       Any of the following will be a market disruption event with respect to either of the two basket components:

•	a suspension, absence or material limitation of trading in shares of the iShares® Fund or the underlying stocks or commodities constituting 20% or more, by weight, of the applicable basket component on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable basket component or to the underlying stocks or commodities constituting 20% or more, by weight, of the applicable basket components, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the underlying stocks or commodities constituting 20% or more, by weight, of the applicable basket component, or option or futures contracts relating to the applicable basket component or to the underlying stocks or commodities constituting 20% or more, by weight, of the applicable basket component, if available, do not trade on what were the respective primary markets for those underlying stocks or commodities or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
       The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to either of the basket components or to any underlying stock or commodity.
       For this purpose, an “absence of trading” in the primary securities market on which an underlying stock or commodity, or on which option or futures contracts relating to either of the basket components or an underlying stock or commodity, is traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlying stock or commodity or in option or futures contracts relating to either of the basket components or an underlying stock or commodity, if available, in the primary market for that stock or commodity or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that underlying stock or commodity or those contracts, or

•	a disparity in bid and ask quotes relating to that underlying stock or commodity or those contracts, will constitute a suspension or material limitation of trading in that stock or commodity or those contracts in that market.
       As is the case throughout this prospectus supplement, references to a basket component in this description of market disruption events includes the applicable basket component and any successor basket component as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTE
       The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket returns on the determination date could have on the payment amount, assuming all other variables remain constant.
       Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlying stocks or commodities. Among other things, the return on the notes will not reflect any dividends that may be paid on the stocks underlying the MSCI Emerging Markets Indexsm. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the stocks or commodities underlying the basket components.
       If the basket return is greater than zero, the payment amount on each offered note at the stated maturity will exceed 98% of the outstanding face amount of each note. If the basket return is less than or equal to zero, the holder of each offered note will receive only 98% of the outstanding face amount of each note. In no event will you lose more than 2% of your initial investment in a note if you buy the note upon issuance and hold it until the stated maturity date.
       We have assumed that the note is purchased on the original issue date and held until the stated maturity date and that no market disruption event occurs. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Note” above.
       References in this prospectus supplement to the “closing level” of the iShares® Fund are to the closing price of one of its shares on the applicable business day. The following examples are based on levels of the two basket components that are entirely hypothetical and do not take into account any taxes that you may owe as a result of owning your note; no one can predict what the levels of the basket components will be on the determination date. The basket components have been highly volatile — meaning that their levels have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. Further, the negative performance of one basket component may offset any positive performance of the other basket component. See “Additional Risk Factors Specific to Your Note — The Lower Performance Of One Basket Component May Offset An Increase In The Other Basket Components” on page S-11. The basket return will depend on the closing levels of each of the basket components on the determination date.
       Moreover, we have not yet set the initial iShares® Fund level, the initial GSCI® Index level, the basket return and the amount that we will pay on your note at maturity, and we will not do so until the trade date. As a result, the actual initial levels of the basket components may differ substantially from the current levels of the basket components.
       For these reasons, the actual performance of the basket components over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the basket components shown elsewhere in this prospectus supplement. For information about the level of the basket components during recent periods, see “The Basket Components — Historical Closing Levels Of the Basket Components” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket components between the date of this prospectus supplement and the date of your purchase of the offered notes.

       The examples below also assume that there is no change in or affecting the composition of the stocks or commodities underlying the basket components or the method by which the GSCI® Index sponsor calculates the GSCI® Index level, and that no market disruption event occurs with respect to either basket component. The hypothetical payment amounts are based on an assumed participation rate of 70% (the participation rate is expected to be between 65% and 75%, and so the participation rate may be lower than that reflected in the hypothetical payment amounts described below.)
       In the table below, the percentages in the left column of the table represent hypothetical basket returns. The percentages in the right column represent the hypothetical payment amounts based on the corresponding hypothetical basket returns, and are expressed as percentages of the face amount of a note.

Hypothetical
Payment Amount
Hypothetical	as Percentage of
Basket Return	Face Amount

100.00%	168.00%
50.00%	133.00%
25.00%	115.50%
10.00%	105.00%
2.86%	100.00%
0.00%	98.00%
-25.00%	98.00%
-50.00%	98.00%
-75.00%	98.00%
-100.00%	98.00%
       In the tables below, the levels in the first column represent hypothetical closing levels for the two basket components on the determination date, and are expressed as percentages of the initial basket component levels. The amounts in the third and fourth columns represent the hypothetical payment amounts and hypothetical supplemental payment amounts, based on the corresponding hypothetical basket returns, and are expressed as percentages of the outstanding face amount of a note. The hypothetical basket returns in the second column are based on the closing level of each of the basket components on the determination date, and are expressed as percentages of the initial basket component levels. The hypothetical supplemental payment amounts, expressed as percentages of the outstanding face amount of a note, will be positive if the basket return is greater than zero, and will be zero if the basket return is less than or equal to zero.

Example 1:
       The closing levels of the two basket components on the determination date are greater than their initial levels. The supplemental payment amount is less than 2% of the outstanding face amount.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	101%
GSCI® Index	103%	2%	1.4%	99.4%

Example 2:
       The closing level of the iShares® Fund on the determination date is greater than its initial level. The closing level of the GSCI® Index on the determination date is lower than its initial level. The supplemental payout amount is zero.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	101%
GSCI® Index	91%	-4%	0%	98%
Example 3:
       The closing level of the iShares® Fund on the determination date is greater than its initial level. The closing level of the GSCI® Index on the determination date is lower than their initial level. The supplemental payout amount is greater than 2% of the outstanding face amount.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	111%
GSCI® Index	99%	5%	3.5%	101.5%
Example 4:
       The closing levels of the two basket components on the determination date are greater than their initial levels. The supplemental payment amount is greater than 2% of the outstanding face amount.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	120%
GSCI® Index	110%	15%	10.5%	108.5%

Example 5:
       The closing levels of the two basket components on the determination date are lower than their initial levels. The supplemental payment amount is zero.

			Hypothetical	Hypothetical
	Hypothetical		Supplemental	Payment Amount
	Closing Level as		Payment Amount	at Maturity as
	Percentage of	Hypothetical	as Percentage	Percentage of
	Initial Basket	Basket	of Outstanding	Outstanding
Basket Component	Component Level	Return	Face Amount	Face Amount

iShares® Fund	75%
GSCI® Index	25%	-50%	0%	98%
       Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual basket return on the determination date or the market value of your note, nor can we predict the relationship between the basket component levels and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total rate of return on the offered notes will depend on the initial basket component levels, the actual stated maturity date and the actual basket return. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of shares of the iShares® Fund and futures and/or other instruments linked to the basket components on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to one or both of the basket components or the underlying stocks or commodities. Consequently, with regard to your note, from time to time, we and/or our affiliates:

•	expect to acquire and dispose of positions in listed or over-the-counter options, futures or other instruments linked to one or both of the basket components or some or all of the underlying stocks or commodities,

•	may take or dispose of positions in the securities of the underlying stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on the underlying stocks or commodities designed to track the performance of the stock or commodities exchanges or other components of the equity or commodities markets, and/or

•	may take short positions in the underlying stocks and commodities or other securities of the kind described above — i.e., we and/or our affiliates may sell securities or commodities of the kind that we do not own or that we borrow for delivery to purchaser.
       We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities or commodities.
       In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to one or both of the basket components or the underlying stocks or commodities. We expect these steps to involve sales of instruments linked to one or both of the basket components on or shortly before the determination date for the notes. These steps also may involve sales and/or purchases at that or other times of some or all of the underlying stocks or commodities or listed or over-the-counter options, futures or other instruments linked to one or both of the basket components, some or all of the underlying stocks or commodities or basket components designated to track the performance of the stock or commodities exchanges or other components of the equity or commodities markets.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific to Your Note — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Basket Components Or The Underlying Stocks or Commodities May Impair The Market Value Of Your Note” and “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above for a discussion of these adverse effects.

THE BASKET COMPONENTS
       We have derived all information regarding each of the basket components contained in this prospectus supplement from publicly available information, without independent verification. Each of the exchange traded fund issuer and index sponsor owns the copyright and all rights to its applicable fund or index. Neither the exchange traded fund issuer nor the index sponsor has an obligation to continue to list or publish, and may de-list or discontinue publication of, its applicable fund or index. The consequences of either of the exchange traded fund issuer or index sponsor de-listing, discontinuing or modifying its applicable fund or index are described in the section entitled “Specific Terms of Your Note — De-Listing, Discontinuance or Modification of the Basket Components” above. We are not incorporating by reference any of the material filed with the SEC mentioned below nor the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated December 1, 2005, or the accompanying prospectus supplement, dated December 1, 2005.
The iShares® MSCI Emerging Markets Index Fund
       The iShares® MSCI Emerging Markets Index Fund is issued by iShares®, Inc., a registered investment company. BGFA is the investment advisor to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Indexsm.
       The Fund uses a representative sampling strategy to try to track the Index. In order to improve its portfolio liquidity and its ability to track the Index, the Fund may invest up to 10% of its assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index. BGFA will not charge portfolio management fees on that portion of the Fund’s assets invested in shares of other iShares Funds.
       For additional information regarding iShares®, Inc., BGFA, the iShares® MSCI Emerging Markets Index Fund, and the risk factors attributable to the iShares® MSCI Emerging Markets Index Fund, please see the relevant portion of the Prospectus, dated January 1, 2006 (as revised March 8, 2006), filed as Definitive Materials on Form 497 with the SEC on March 8, 2006 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File No. 033-97598). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the iShares® MSCI Emerging Markets Index Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares® website at www.ishares.com.
The MSCI Emerging Markets Indexsm
       The MSCI Emerging Markets Indexsm was developed by Morgan Stanley Capital International as an equity benchmark for international stock performance. The MSCI Emerging Markets Indexsm is designed to measure equity market performance in the global emerging markets. As of September 30, 2005, the MSCI Emerging Markets Indexsm consisted of the following twenty-six emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and Venezuela. As of September 30, 2005, the MSCI Emerging Markets Indexsm’s three largest stocks were Samsung Electronics Co. Ltd., Taiwan Semiconductors Manufacturing Co. Ltd. and LUKOIL and its three largest industries were banks, energy and materials.

Representative Sampling
       BGFA, as the investment advisor to the iShares® MSCI Emerging Markets Index Fund, employs a technique known as representative sampling to track the MSCI Emerging Markets Indexsm. Representative sampling is a strategy in which a fund invests in a representative sample of stocks in its underlying index, which have a similar investment profile as the underlying index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics, and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling generally do not hold all of the stocks that are included in the relevant underlying index.
Correlation
       The iShares® MSCI Emerging Markets Index Fund is an actual investment portfolio. The performance of the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Indexsm will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® MSCI Emerging Markets Index Fund, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.
Industry Concentration Policy
       The iShares® MSCI Emerging Markets Index Fund will not concentrate its investments (i.e., hold 25% or more of its total assets), in a particular industry or group of industries, except that the iShares® MSCI Emerging Markets Index Fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Indexsm is so concentrated.
The GSCI® Excess Return Index
       The GSCI® Excess Return Index was established in May 1991 and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Goldman Sachs Commodity Index, generally referred to as the “GSCI”. The value of the index, on any given day, reflects (1) the price levels of the contracts included in the GSCI (which represents the value of the GSCI) and (2) the “contract daily return,” which is the percentage change in the total dollar weight of the GSCI from the previous day to the current day. Additional information is available on the website http://www.gs.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
Historical Closing Levels Of The Basket Components
       The respective closing levels of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of either of the basket components during any period shown below is not an indication that the respective basket component is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the basket components as an indication of future performance. We cannot give you any assurance that the future performance of the basket components will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the basket components. Before investing in the offered notes, you should consult publicly available information to determine the relevant levels of the basket components between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual initial levels of the basket components, which will serve as the baseline for determining the basket return, may differ substantially from the levels of the basket components on the date of this prospectus supplement (and may also differ from the initial levels of the basket components on the trade date). The actual performance of the basket components over the life of the offered notes may bear little relation to the historical levels shown below.
       The tables below show the high, low and last closing levels of each basket component for each of the four calendar quarters in 2004 and 2005 and for the first calendar quarter in 2006, through March 20, 2006. We obtained the closing levels listed in the two tables below from Bloomberg Financial Services, without independent verification.
Quarterly High, Low and Closing Levels of the iShares® Fund

	High	Low	Close

2004
Quarter ended March 31	59.5067	55.1500	58.5000
Quarter ended June 30	60.6133	47.6533	53.8767
Quarter ended September 30	57.5000	50.8900	57.5000
Quarter ended December 31	67.2833	56.7000	67.2833
2005
Quarter ended March 31	73.9500	63.6333	67.6000
Quarter ended June 30	73.1100	65.1000	71.6000
Quarter ended September 30	85.0200	71.8300	84.8800
Quarter ended December 31	89.5000	75.1500	88.2500
2006
Quarter ending March 31 (through March 20, 2006)	100.7800	91.5500	99.0000
Closing level of the iShares® Fund on March 20, 2006			99.0000

Quarterly High, Low and Closing Levels of the GSCI® Index

	High	Low	Close

2004
Quarter ended March 31	570.85	506.53	561.45
Quarter ended June 30	631.04	547.43	573.69
Quarter ended September 30	666.57	587.42	666.57
Quarter ended December 31	728.29	579.55	591.61
2005
Quarter ended March 31	720.16	579.66	717.11
Quarter ended June 30	732.02	619.16	679.98
Quarter ended September 30	839.10	682.51	819.03
Quarter ended December 31	814.56	687.88	719.44
2006
Quarter ending March 31 (through March 20, 2006)	752.37	653.20	665.91
Closing level of the GSCI® Index on March 20, 2006			665.91

License for the GSCI® Index
       Goldman, Sachs & Co. has entered into a license agreement granting to The Goldman Sachs Group, Inc. a non-transferable, non-exclusive license to use the GSCI® Index in connection with the notes.
       Goldman, Sachs & Co., as index sponsor, makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes, particularly, or the ability of the index to track general commodity market performance. The GSCI® Index is determined, composed and calculated by Goldman, Sachs & Co. as index sponsor, without regard to the notes. Goldman, Sachs & Co., as index sponsor, has no obligation to take the needs of the holders of the notes into consideration in determining, composing or calculating the index. Goldman, Sachs & Co., as index sponsor, is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes is to be converted into cash. Goldman, Sachs & Co., as index sponsor, has no obligation or liability in connection with the administration, marketing or trading of the notes.
       GOLDMAN, SACHS & CO., IN ITS CAPACITY AS INDEX SPONSOR WITH RESPECT TO THE GSCI® INDEX, DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN. GOLDMAN, SACHS & CO., AS INDEX SPONSOR, MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HOLDERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN FOR ANY USE. GOLDMAN, SACHS & CO., AS INDEX SPONSOR, MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GOLDMAN, SACHS & CO., AS INDEX SPONSOR, HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
       All disclosures contained in this Prospectus Supplement regarding the GSCI® Index including its make-up, method of calculation and changes in their components, are derived from publicly available information. Neither we nor Goldman, Sachs & Co. assumes any responsibility for the accuracy or completeness of that information.
The GSCI® Index and the Goldman Sachs Commodity Index
       The GSCI® Index was established in May 1991 and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Goldman Sachs Commodity Index, generally referred to as the “GSCI”. The value of the index, on any given day, reflects

•	the price levels of the contracts included in the GSCI (which represents the value of the GSCI) and

•	the “contract daily return,” which is the percentage change in the total dollar weight of the GSCI from the previous day to the current day.
       Each of these components is described below.
       The GSCI is a proprietary index that Goldman, Sachs & Co. has developed and calculates. As part of its investment banking operations, Goldman, Sachs & Co. engages, both directly and indirectly through its affiliates, in futures market brokerage, financial futures trading and hedging, dealing in foreign exchange and other activities. J. Aron & Co., an affiliate of Goldman, Sachs & Co., trades as principal in foreign exchange, crude oil and petroleum products, natural gas, electricity and in gold, silver, platinum group and base metals and in related derivative instruments.

       The GSCI is an index on a production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI are weighted, on a production basis, to reflect the relative significance (in the view of Goldman, Sachs & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.
       Set forth below is a summary of the composition of and the methodology used to calculate the GSCI as of the date of this Prospectus Supplement. The methodology for determining the composition and weighting of the GSCI and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI, as described below. Goldman, Sachs & Co. makes the official calculations of the GSCI. At present, this calculation is performed continuously and is reported on Reuters page GSCI (or any successor or replacement page) and is updated on Reuters at least once every three minutes during business hours on each day on which the offices of Goldman, Sachs & Co. in New York City are open for business, which we refer to as a “GSCI Business Day” for the purposes of this description. The settlement price for the GSCI ER is also reported on Reuters page GSCI (or any successor or replacement page) at the end of each GSCI Business Day.
       Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the GSCI or any of its sub-indices, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments indexed to the GSCI or any of its sub-indices and license the GSCI or any of its sub-indices for publication or for use by unaffiliated third parties. These activities could present certain conflicts of interest and could adversely affect the value of the GSC or any of its sub-indices. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Additional Risk Factors Specific to Your Note — Our Business Activities May Create Conflicts of Interest Between You and Us” above.
       In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, Goldman, Sachs & Co. has undertaken a review of both the procedures for determining the contracts to be included in the GSCI, as well as the procedures for evaluating available liquidity on an intra-year basis in order to provide GSCI market participants with efficient access to new sources of liquidity and the potential for more efficient trading. In particular, Goldman, Sachs & Co., in consultation with the Policy Committee described below, is examining the conditions under which an instrument traded on an electronic platform, rather than a traditional futures contract traded on a traditional futures exchange, should be permitted to be included in the GSCI and how the composition of the GSCI should respond to rapid shifts in liquidity between such instruments and contracts currently included in the GSCI. Any changes made to the GSCI composition or methodology as a result of this examination will be announced by Goldman, Sachs & Co. and provided in a written statement to any investor upon request to the calculation agent.
The Policy Committee
       Goldman, Sachs & Co. has established a Policy Committee to assist it in connection with the operation of the GSCI. The Policy

Committee meets on a regular basis and at other times upon the request of Goldman, Sachs & Co. The principal purpose of the Policy Committee is to advise Goldman, Sachs & Co. with respect to, among other things, the calculation of the GSCI, the effectiveness of the GSCI as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the GSCI. The Policy Committee acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the GSCI are made by Goldman, Sachs & Co.
       The Policy Committee generally meets in October of each year. Prior to the meeting, Goldman, Sachs & Co. determines the commodities to be included in the GSCI for the following calendar year, as well as the weighting factors for each commodity. The Policy Committee members receive the proposed composition of the GSCI in advance of the meeting and discuss the composition at the meeting. Goldman, Sachs & Co. also consults the Policy Committee on any other significant matters with respect to the calculation or operation of the GSCI. The Policy Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration. At present, the Policy Committee consists of the following members:

•	Peter O’Hagan, Chairman of the Committee and Managing Director, Goldman, Sachs & Co.;

•	Steven Strongin, Managing Director, Goldman, Sachs & Co.;

•	Laurie Ferber, Managing Director, Goldman, Sachs & Co.;

•	Richard Redding, Director, Chicago Mercantile Exchange;

•	Kenneth A. Froot, Andre R. Jakurski Harvard Business School Professor of Finance and Director of Research;

•	Dan Kelly, Vice President, Market Risk and Performance, Harvard Management Co.;

•	Jelle Beenen, Manager of Commodities and Quantitative Strategies, PGGM; and

•	Tham Chiew Kit, Assistant Director, Investment Policy and Strategy, Government of Singapore Investment, Corporation Pte Ltd (GIC).
Composition of the GSCI
       In order to be included in the GSCI, a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	In addition, the contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.
       The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars;

•	is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•	makes price quotations generally available to its members or participants (and, if Goldman, Sachs & Co. is not such a member or participant, to Goldman, Sachs & Co.) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to Goldman, Sachs & Co. with at least the frequency required by Goldman, Sachs & Co. to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.
       The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI. In appropriate circumstances, however, Goldman, Sachs & Co., in consultation with the Policy Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.
       At and after the time a contract is included in the GSCI, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Goldman, Sachs & Co. is not such a member or participant, to Goldman, Sachs & Co.) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.
       For a contract to be eligible for inclusion in the GSCI, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.
       A contract that is:

•	Not included in the GSCI at the time of determination and that is based on a commodity that is not represented in the GSCI at such time must, in order to be added to the GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•	A contract that is already included in the GSCI at the time of determination and that is the only contract on the relevant commodity included in the GSCI must, in order to continue to be included in the GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•	A contract that is not included in the GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI at such time must, in order to be added to the GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

•	A contract that is already included in the GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI at such time must, in order to continue to be included in the GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

       A contract that is:

•	already included in the GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the GSCI and each contract’s percentage of the total is then determined.

•	A contract that is not included in the GSCI at the time of determination must, in order to be added to the GSCI at such time, have a reference percentage dollar weight of at least 1.00%.
       In the event that two or more contracts on the same commodity satisfy the eligibility criteria,

•	such contracts will be included in the GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the GSCI attributable to such commodity exceeding a particular level.

•	If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the GSCI attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the GSCI attributable to it.
       The contracts currently included in the GSCI are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

The futures contracts currently included in the GSCI, their percentage dollar weights (“PDW”), their market symbols, the exchanges on which the yare traded and their contract production weights for 2006 are:

Commodity	PDW2005*	Market symbol	Trading facility	CPW 2006

Wheat (Chicago Wheat)	2.51	W	Agricultural	16038.08
Wheat (Kansas Wheat)	0.94	KW	Agricultural	5513.733
Corn	2.47	C	Agricultural	23876.59
Soybeans	1.71	S	Agricultural	6150.412
Coffee “C”	0.77	KC	Agricultural	15751.59
Sugar #11	1.28	SB	Agricultural	296927
Cocoa	0.23	CC	Agricultural	3.177
Cotton #2	1.01	CT	Agricultural	41513.05
Lean Hogs	1.98	LH	Livestock	58311.84
Cattle (Live Cattle)	2.88	LC	Livestock	69982.92
Cattle (Feeder Cattle)	0.74	FC	Livestock	15331.31
Oil (No 2 Heating Oil, NY)	8.58	HO	Energy	111515.9
Oil (Gasoil)	4.72	LGO	Energy	194.4298
Oil (Unleaded Reg Gas, NY)	8.38	HU	Energy	108332.7
Oil (WTI Crude Oil)	28.90	CL	Energy	11730.68
Oil (Brent Crude Oil)	14.00	LCO	Energy	5555.881
Natural Gas	10.24	NG	Energy	26870.01
High Grade Primary Aluminium	2.81	IA	Metals	32.1604
Copper — Grade A	2.33	IC	Metals	14.96
Standard Lead	0.29	IL	Metals	6.424
Primary Nickel	0.80	IN	Metals	1.112
Special High Grade Zinc	0.53	IZ	Metals	8.95
Gold	1.72	GC	Metals	82.56313
Silver	0.20	SI	Metals	574.8554

*	Percentage dollar weights are based on the average contract reference prices for the 2006 annual calculation period.
       The quantity of each of the contracts included in the GSCI is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Goldman, Sachs & Co., in consultation with the Policy Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weights of which are calculated on the basis of regional production data, with the relevant region defined as North America.
       The five-year moving average is updated annually for each commodity included in the GSCI, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.
       In addition, Goldman, Sachs & Co. performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the GSCI will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Goldman, Sachs & Co. reevaluates the composition of the GSCI, in consultation with the Policy Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the GSCI. Commodities included in the GSCI which no longer satisfy such criteria, if any, will be deleted.
       Goldman, Sachs & Co., in consultation with the Policy Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the GSCI are necessary or appropriate in order to assure that the GSCI represents a measure of commodity market performance. Goldman, Sachs & Co. has the discretion to make any such modifications, in consultation with the Policy Committee. Upon request, Goldman, Sachs & Co. will disclose to any investor any such modifications that are made. Requests should be directed to the calculation agent at the following address: 85 Broad Street, New York, New York 10004.
Contract Expirations
       Because the GSCI is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the GSCI for each commodity during a given year are designated by Goldman, Sachs & Co., in consultation with the Policy Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.
       If a trading facility deletes one or more contract expirations, the GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Goldman, Sachs & Co. If a trading facility ceases trading in all contract expirations relating to a particular contract, Goldman, Sachs & Co. may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, Goldman, Sachs & Co. will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.
Value of the GSCI
       The value of the GSCI on any given day is equal to the total dollar weight of the GSCI divided by a normalizing constant that assures the continuity of the GSCI over time. The total dollar weight of the GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to:

•	the daily contract reference price,

•	multiplied by the appropriate CPWs, and

•	during a roll period, the appropriate “roll weights” (discussed below).
       The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of Goldman, Sachs & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, Goldman, Sachs & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI calculation.
Contract Daily Return
       The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the GSCI on the preceding day, minus one.
       The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.
       If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•	the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, Goldman, Sachs & Co. may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, Goldman, Sachs & Co. will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.
       If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.
       The value of the index on any GSCI business day is equal to the product of (1) the value of the GSCI on the immediately preceding GSCI business day multiplied by (2) one plus the contract daily return on the

GSCI business day on which the calculation is made. The value of the GSCI has been normalized such that its hypothetical level on January 2, 1970 was 100.
       If a market disruption event occurs or is continuing on the determination date, the calculation agent will determine the reference price of the index on that date as described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” above.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.
       This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
       This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.
       This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.
       Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of your note before your receipt of cash attributable to such income.
       You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Corporate Treasury Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.
       The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.
       If you purchase your note for an amount that differs from the note’s adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note’s original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.
       If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
       Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.
       You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes.
       Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.
Backup Withholding And Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.
       The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
       In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $                    . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

USD
The Goldman Sachs
Group, Inc.
Basket Linked Notes due
(Linked to the iShares® MSCI
Emerging Markets Index Fund and
the GSCI® Excess Return Index)
Medium-Term Notes, Series B

Goldman, Sachs & Co.